United States

Securities and Exchange Commission
Washington, D.C. 20579

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 15, 2017

Littelfuse, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20388	36-3795742
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8755 W. Higgins Road, Suite 500, Chicago, IL 60631

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (773) 628-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[___]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Note Purchase Agreement

On November 15, 2017, Littelfuse, Inc. (the “Company”) entered into a Note Purchase Agreement, with the note purchasers listed on the signature pages thereto (the “Purchase Agreement”), pursuant to which the Company will issue and sell $175 million in aggregate principal amount of the Company’s senior notes in two series. Subject to satisfaction of customary closing conditions, the issuance will occur on or prior to January 19, 2018 for (i) $50 million in aggregate principal amount of 3.48% Senior Notes, Series A, due February 15, 2025, and (ii) $125 million in aggregate principal amount of 3.78% Senior Notes, Series B, due February 15, 2030 (together, the “Senior Notes”).

The Senior Notes were offered to qualified institutional buyers and institutional accredited investors in the United States in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes have not been registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from these registration requirements.

Interest Rate

Interest on the Senior Notes will be payable semiannually on February 15 and August 15, commencing August 15, 2018. Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Ranking

The Senior Notes are general unsecured senior obligations and rank equal in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company.

Certain Covenants and Events of Defaults

The Senior Notes are subject to certain customary covenants, including limitations on the Company’s and its subsidiaries’ ability, with certain exceptions, to engage in mergers, consolidations, asset sales and transactions with affiliates, to engage in any business that would substantially change the general business of the Company and its subsidiaries, and to incur liens. The Purchase Agreement also contains financial covenants that, among other things, require the Company to maintain a consolidated debt to consolidated EBITDA ratio of not more than 3.5 to 1.0 (4.0 to 1.0 for four consecutive fiscal quarters immediately following certain acquisitions) and an interest coverage ratio of not less than 2.5 to 1.0 for any fiscal quarter, and limits the Company from permitting its priority debt to exceed 25% of its consolidated total assets for any fiscal quarter. If the consolidated leverage ratio exceeds 3.5 to 1.0 as described above, the interest rate on the Senior Notes will be increased by 0.75% until such time that the consolidated leverage ratio is again less than 3.5 to 1.0.

The Note Purchase Agreement contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants, certain final judgments for payment and bankruptcy events. Upon the occurrence of certain events of default, all of the Senior Notes will be immediately due and payable, and upon the occurrence of certain other events of default, all of the Senior Notes may be declared immediately due and payable.

Prepayments

The Company may redeem the Senior Notes upon the satisfaction of certain conditions and the payment of a make-whole amount to noteholders, and is required to offer to repurchase the Senior Notes at par following certain events, including a change of control.

The foregoing summary of the Senior Notes is qualified in its entirety by reference to the full text of the forms of the Senior Notes, copies of which are filed herewith as Exhibits 4.1 and 4.2 and incorporated by reference herein, and the Purchase Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Subsidiary Guaranty Agreement

On or prior to January 19, 2018, in connection with the Purchase Agreement, LFUS LLC, Littelfuse Commercial Vehicle, LLC, Iron Merger Co., Inc., IXYS Merger Co., LLC and Symcom, Inc., each a wholly-owned subsidiary of the Company (the “Guarantors”), will enter into a Subsidiary Guaranty Agreement (the “Guaranty Agreement”), pursuant to which the Guarantors will agree, jointly and severally, to guarantee the due and punctual payment in full of the Senior Notes.

The foregoing summary of the Guaranty Agreement is qualified in its entirety by reference to the full text of the Guaranty Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated by reference herein.

Item 9.01       Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibits
4.1	Form of 3.48% Senior Note, Series A, due February 15, 2025.

4.2	Form of 3.78% Senior Note, Series B, due February 15, 2030.

10.1	Note Purchase Agreement, dated November 15, 2017, among Littelfuse, Inc. and note purchasers listed on the signature pages thereto.

10.2

Form of Subsidiary Guaranty Agreement, to be dated as of the closing date of the Note Purchase Agreement, to be made by LFUS LLC, Littelfuse Commercial Vehicle, LLC, Iron Merger Co., Inc., IXYS Merger Co., LLC and Symcom, Inc. in favor of the note purchasers and the other holders.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Littelfuse, Inc.

Date: November 15, 2017	By: /s/ Meenal A. Sethna
Meenal A. Sethna Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibits
4.1	Form of 3.48% Senior Note, Series A, due February 15, 2025.

4.2	Form of 3.78% Senior Note, Series B, due February 15, 2030.

10.1	Note Purchase Agreement, dated November 15, 2017, among Littelfuse, Inc. and note purchasers listed on the signature pages thereto.

10.2

Form of Subsidiary Guaranty Agreement, to be dated as of the closing of the Note Purchase Agreement, to be made by LFUS LLC, Littelfuse Commercial Vehicle, LLC, Iron Merger Co., Inc., IXYS Merger Co., LLC and Symcom, Inc. in favor of the note purchasers and the other holders.